EXHIBIT 10.H.6

CROWN Packaging UK PLC
Downsview Road
Wantage
Oxfordshire OX12 9BP
UK
Tel: +44 1235 772929
Fax: +44 1235 772020

Mr. Chris HOMFRAY Sr. Vice President CROWN Food Europe

PRIVATE & CONFIDENTIAL	St. Ouen July 12, 2006

Dear Chris:

Crown Holdings, Inc., our parent Company, has informed us of its wish that you be appointed President of the European Division and that we make the necessary arrangements to extend your secondment to St Ouen in order that you can take up this role.

In accordance with their instructions, therefore, your current secondment, which was due to end in August, 2006, will now be extended until the end of December 2012. As already agreed in the context of your current position, you will relocate your home and family to the UK and you will rejoin the UK payroll. However, you will commute on a weekly basis to Paris for as long as Crown Europe’s HQ remains located in St Ouen.

On this basis, I am pleased to confirm your appointment to the position of President, CROWN Europe. The effective date of your appointment will be October 1, 2006 and the terms and conditions decribed in this letter will apply from that date, unless otherwise stated.

Your domestic repatriation to the UK means that all benefits and advantages you enjoy by virtue of being expatriated to France will cease as of October 1, 2006 and that your employment will, from that date, be with Crown Packaging UK PLC.

The principal terms and conditions of your employment will be as follows:

•	Your annual gross basic salary will be £230,000, and will be subject to review from time to time according to the renumeration policy for officers of Crown Holdings.

•	You will continue to participate in the Crown Economic Profit Plan for senior executives and your base bonus will be 80% of annual gross basic salary. The Company reserves the right to change the nature and basis of its incentive programmes from time to time. As already communicated to you, the bonus payout for 2006 may well be zero.

•	From January 1, 2007, you will also be eligible to participate in the Senior Executive Long Term Incentive Plan, which makes, at the discretion of the Compensation Committee of the Crown Holdings Board, stock-based incentive awards from time to time.

•	Your retirement provision will be dealt with as follows:
»	As long as your continiued active membership of the UK Metalbox Pension Scheme does not cause ‘cross-border’ qualification of the Scheme, then your retirement provision will continue to be provided through your UK Metalbox Pension Scheme membership according to the rules of the Scheme.

»	Should your continued active membership ever cause the Scheme to become a ‘cross-border’ scheme, then you will cease to be an active member of the Scheme and will become a deferred pensioner in that Scheme. In these circumstances, we will provide, through an alternative retirement vehicle, a money purchase arrangement of 25% of annual gross basic salary. In this case, provided that you retire directly from Crown, the Company will fund the augmentation of your deferred pension from cost neutral to augmented early retirement factors as if you were retiring from active membership.

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At the time of writing, it is expected that the first of these 2 approaches will aply. However, both parties agree to accept the second if, for whatever reason, the first is not practical.

•	We will provide, at our cost, an appropriate furnished apartment for your use when you are in Paris, as well as weekly return trips to and from your base in the UK.

•	You will be assigned a company car according to the UK Car Policy for your business and personal use.

•	You and your family will be covered by the Company BUPA Scheme for medical expenses.

•	If your employment is terminated by the Company other than for serious fault, you will receive a payment of 18 months’ salary, which will cover all notice and severance entitlements.
If you elect to retire, you will give us 12 months’ notice; retirement will not give rise to any severance payment.
If you resign, you will give us 6 months’ notice which we will have the right to waive.

•	You will be tax resident in the UK and all UK income tax liabilities arising from your employment will be your own responsibility. You will be non-resident for tax purposes in France and, to the extent that French income taxes are payable, the Company will compensate you for any excess over your UK taxes.

•	You continue to be bound by normal business confidentiality obligations throughout and after your employment with Crown. We will prepare a separate agreement dealing with confidential information and non-competition.

All other terms and conditions will be according to the UK Executive Terms and Conditions.

Please indicate your acceptance of these terms by signing and returning to me the duplicate copy of this letter.

Yours sincerely,

/s/ Peter Calder
Peter Calder
Director
Crown Packaging UK plc

Agreed and accepted:	/s/ C. C. Homfray	Date: 12 July 2006
Chris HOMFRAY

cc: John Conway, Chairman & CEO, Crown Holdings

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